                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

                         Old Dominion Freight Line, Inc.
                                (Name of Issuer)

                          Common Stock ($.10 par value)
                         (Title of Class of Securities)

                                    679580100
                                 (CUSIP Number)

     Check the following box if a fee is being paid with this statement [ ]

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Audrey L. Congdon

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X


3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           1,764  (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           1,764  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,764

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.0 %

12.      TYPE OF REPORTING PERSON

                  IN (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Audrey L. Congdon, Custodian

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X


3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           61,078  (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           61,078  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  61,078

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.7%

12.      TYPE OF REPORTING PERSON

                  IN (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Audrey L. Congdon Revocable Trust, dated March 27, 1992


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X


3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           298,499 (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           298,499 (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  298,499

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  3.6%

12.      TYPE OF REPORTING PERSON

                  OO (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X


3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           -0-  (See Item 4)

         6.                SHARED VOTING POWER

                           47,467  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           -0-  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           47,467  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   47,467

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.6 %

12.      TYPE OF REPORTING PERSON

                  OO (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Irrevocable Trust, dated December 18, 1998, fbo Seth Yowell


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X


3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           8,583  (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           8,583  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   8,583

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.1%

12.      TYPE OF REPORTING PERSON

                  OO (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Irrevocable Trust, dated December 18, 1998, fbo Megan Yowell


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X


3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           8,583  (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           8,583  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   8,583

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.1%

12.      TYPE OF REPORTING PERSON

                  OO (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Karen Congdon Vanstory Irrevocable Trust #1, dated December 1, 1992


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           -0-  (See Item 4)

         6.                SHARED VOTING POWER

                           68,223  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           -0-  (See Item 4)

         8.        SHARED DISPOSITIVE POWER

                           68,223  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  68,223

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.8 %

12.      TYPE OF REPORTING PERSON

                  OO (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  John B. Yowell

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           19,920  (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           19,920  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  19,920

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.2%

12.      TYPE OF REPORTING PERSON

                  IN (See Item 4)

Item 1.
(a)      Name of Issuer:

         Old Dominion Freight Line, Inc.


(b)      Address of Issuer's Principal Executive Offices:

         500 Old Dominion Way
         Thomasville, NC 27360


Item 2.
(a)      Names of Persons Filing:

         (i)    Audrey L. Congdon
         (ii)   Audrey L. Congdon,  Custodian
         (iii)  Audrey L. Congdon Revocable Trust, dated March 27, 1992
         (iv)   Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992
         (v)    Irrevocable Trust, dated December 18, 1998, fbo Seth Yowell
         (vi)   Irrevocable Trust, dated December 18, 1998, fbo Megan Yowell
         (vii)  Karen Congdon Vanstory Irrevocable Trust #1, dated
                December 1,1992
         (viii) John B. Yowell

(b)      Address of Principal Business Office:

         (i)-(viii):       500 Old Dominion Way
                           Thomasville, NC 27360


(c)      Place of Organization or Citizenship:

         (i), (ii) and (viii) USA
         (iii) - (vii) North Carolina

(d)      Title of Class of Securities:

         Common Stock ($.10 par value)

(e)      CUSIP Number:

         679580100

Item 3. If This Statement Is Filed Pursuant to Rules 13d-1(b), or 13d-2(b), Check Whether the Person Filing Is a . . .

         Not  Applicable.  This is a joint filing by the persons  identified  in
         Item 2, above, pursuant to Rule 13d-1(c) and Rule 13d-1(f) but not a group filing.

 Item 4. Ownership

         The securities reported herein are beneficially owned by Audrey L. Congdon, Audrey L. Congdon, as Custodian for her children, Audrey L. Congdon Revocable Trust, dated March 27, 1992, Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992, Irrevocable Trust, dated December 18, 1998, fbo Seth Yowell, Irrevocable Trust, dated December 18,1998, fbo Megan Yowell, Karen Congdon Vanstory Irrevocable Trust #1, dated December 1, 1992, and John B. Yowell. The total securities reported is 514,117 shares of the Issuer's Common Stock, which constitutes 6.2% of such shares as of December 31, 2001.

         As of December 31, 2001, Audrey L. Congdon owns directly 1,764 shares (0.0%) of the Issuer's Common Stock.

         As of December 31, 2001, Audrey L. Congdon, as Custodian for her children, owns directly 61,078 shares (0.7%) of the Issuer's Common Stock.

         As of December 31, 2001, Audrey L. Congdon Revocable Trust, dated March 27, 1992, owns directly 298,499 shares (3.6%) of the Issuer's Common Stock. Audrey L. Congdon, as Trustee, has sole voting and sole dispositive power over those shares.

         As of December 31, 2001, Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992, owns directly 47,467 shares (0.6%) of the Issuer's Common Stock. Although Mrs. Congdon's husband, John B. Yowell, as Trustee, has sole voting and sole dispositive power over those shares, they are shown below under c(ii) and c(iv) as shared voting and shared power to dispose.

         As of December 31, 2001, an Irrevocable Trust, dated December 18, 1998, fbo Seth Yowell, has sole voting and dispositive power with respect to 8,583 shares (0.1%) of the Issuer's Common Stock. Audrey C. Yowell is the trustee. Seth Yowell is a child of Audrey C. Yowell.

         As of December 31, 2001, an Irrevocable Trust, dated December 18, 1998, fbo Megan Yowell, has sole voting and dispositive power with respect to 8,583 shares (0.1%) of the Issuer's Common Stock. Audrey C. Yowell is the trustee. Megan Yowell is a child of Audrey C. Yowell.

         As of December 31, 2001, Karen Congdon Vanstory Irrevocable Trust #1, dated December 1, 1992, owns directly 68,223 shares (0.8%) of the Issuer's Common Stock. Although Audrey L. Congdon, as Trustee, has sole voting and sole dispositive power over those shares, they are shown below under c(ii) and c(iv) as shared voting and shared power to dispose, because members of the grantor's family are beneficiaries of the trust.

         As of December 31, 2001, John B. Yowell, the husband of Audrey L. Congdon and an officer of the Issuer, owns directly 19,920 shares (0.2%) of the Issuer's Common Stock, including options to purchase 10,500 shares of the Issuer's Common Stock that are exercisable within 60 days of that date.

         (a)      Amount Beneficially Owned:

                  (i)               1,764
                  (ii)              61,078
                  (iii)             298,499
                  (iv)              47,467
                  (v)               8,583
                  (vi)              8,583
                  (vii)             68,223
                  (viii)            19,920


         (b)      Percent of Class

                  (i)               0.0%
                  (ii)              0.7%
                  (iii)             3.6%
                  (iv)              0.6%
                  (v)               0.1%
                  (vi)              0.1%
                  (vii)             0.8%
                  (viii)            0.2%

         (c) Number of Shares as to which such person has:

               (i)   Sole power to vote or to direct the vote

                     (i)                  1,764
                     (ii)                 61,078
                     (iii)                298,499
                     (v)                  8,583
                     (vi)                 8,583
                     (viii)               19,920

               (ii) Shared power to vote or to direct the vote

                     (iv)                 47,467
                     (vii)                68,223


               (iii) Sole power to dispose or to direct the disposition of

                     (i)                  1,764
                     (ii)                 61,078
                     (iii)                298,499
                     (v)                  8,583
                     (vi)                 8,583
                     (viii)               19,920

               (iv) Shared power to dispose or to direct the disposition of

                     (iv)                 47,467
                     (vii)                68,223

Item 5.  Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         See information in Item 4, above.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         See Item 3 and Item 4, above.

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10.  Certification

          By signing below, we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          This report shall not be construed as an admission by the persons filing the report that they are the beneficial owner of any securities covered by this report.

          After reasonable inquiry and to the best of our knowledge and belief we certify that the information set forth in this statement is true, complete and correct.

          February 12, 2002.

          AUDREY L. CONGDON

                Audrey L. Congdon
                -----------------
                Audrey L. Congdon

          AUDREY L. CONGDON, Custodian

                Audrey L. Congdon
                -----------------
                Audrey L. Congdon, Custodian for
                Megan Yowell and Seth Yowell

          AUDREY L. CONGDON REVOCABLE TRUST, dated March 27, 1992


          By:   Audrey Congdon
                -----------------
                Audrey Congdon, Trustee

          AUDREY L. CONGDON IRREVOCABLE TRUST #1, dated December 1, 1992


          By:   John Yowell
                -----------------
                John Yowell, Trustee

          IRREVOCABLE TRUST, DATED DECEMBER 18, 1998,
          FBO SETH YOWELL


          By:   Audrey C. Yowell
                -------------------------
                Audrey C. Yowell, Trustee

          IRREVOCABLE TRUST, DATED DECEMBER 18, 1998,
          FBO MEGAN YOWELL


          By:   Audrey C. Yowell
                --------------------------
                Audrey C. Yowell, Trustee

          KAREN C. VANSTORY IRREVOCABLE TRUST #1, dated December 1, 1992


          By:   Audrey Congdon
                -----------------
                Audrey Congdon, Trustee

          JOHN B. YOWELL


                John B. Yowell
                -----------------
                John B. Yowell

JOINT FILING AGREEMENT

In accordance with Rule 13d-1 (f) (1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 12, 2002.

AUDREY L. CONGDON

         Audrey L. Congdon
         -----------------
         Audrey L. Congdon

AUDREY L. CONGDON, Custodian

         Audrey L. Congdon
         -----------------
         Audrey L. Congdon, Custodian for
         Megan Yowell and Seth Yowell

AUDREY L. CONGDON REVOCABLE TRUST, dated March 27, 1992

By:   Audrey Congdon
      -----------------
      Audrey Congdon, Trustee

AUDREY L. CONGDON IRREVOCABLE TRUST #1, dated December 1, 1992

By:   John Yowell
      -----------------
      John Yowell, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998,
FBO SETH YOWELL


By:   Audrey C. Yowell
      -------------------------
      Audrey C. Yowell, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998,
FBO MEGAN YOWELL


By:   Audrey C. Yowell
      --------------------------
      Audrey C. Yowell, Trustee

KAREN C. VANSTORY IRREVOCABLE TRUST #1, dated December 1, 1992

By:   Audrey Congdon
      -----------------
      Audrey Congdon, Trustee

JOHN B. YOWELL

      John B. Yowell
      -----------------
      John B. Yowell